EXHIBIT 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES STOCK SALE BY AFFILIATES
IN PRIVATE TRANSACTION

DALLAS, TEXAS. (May 25, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced that two of its affiliates, Grace Brothers, Ltd. ("Grace") and Robert E. Mead, the Chairman and Chief Executive Officer of the Company, as trustee, have entered into definitive agreements for the private resale of an aggregate of eight million shares of the Company's presently issued and outstanding common stock to institutional investors at a price of $3.50 per share (the “Transaction”). Grace has agreed to sell six million of its beneficially owned shares and Mr. Mead has agreed to sell two million shares beneficially owned by him as trustee under a voting trust agreement dated November 1, 1999. Following the closing of the Transaction, Grace, together with its affiliate, Grace Investments, Ltd., will be the beneficial owner of 6,118,825 shares, or approximately 16.3% of the Company’s shares outstanding and Mr. Mead will be the beneficial owner of 9,349,417 shares, or approximately 24.9% of the Company’s shares outstanding. Oppenheimer & Co. Inc. acted as the placement agent for the Transaction. The Transaction, which is subject to customary closing conditions, is expected to be completed on or about May 26, 2006. The Company will not receive any proceeds from the sale of these shares.

“The Company believes that the closing of this transaction will significantly diversify our existing base of institutional shareholders and improve the future liquidity of our stock,” commented Sharon K. Brayfield, President of Silverleaf. “We are also pleased with the caliber of these investors and we will work hard to execute our business strategy to increase shareholder value.”

The Transaction will be completed pursuant to a securities purchase agreement dated May 24, 2006 (the “Purchase Agreement”) among the Company, Mr. Mead, as trustee, Grace and each of the investors. The Purchase Agreement contains representations and warranties by the Company, Mr. Mead and Grace that are typical of transactions of this type. In connection with the Transaction, the executive officers and directors of the Company, including Mr. Mead, have entered into lock-up agreements in which each has agreed not to sell shares of common stock held by them until the later of 120 days after the closing date and 90 days after the effective date of the Registration Statement. Grace, and its affiliate Grace Investments, Ltd. have also entered into lock-up agreements in which they have agreed not to sell shares of the Company’s common stock held by them until the later of 120 days after the closing date and 90 days after the effective date of the Registration Statement; provided however, that the lock up period for Grace and Grace Investments, Ltd. will in no event exceed 120 days after the closing date.

The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days to register for further resale the shares purchased by the institutional investors and to use its commercially reasonable best efforts to cause the registration statement to become effective within 90 days (or 120 days if the SEC reviews the registration statement). In the event that the Company is unable to satisfy these registration deadlines, the Company will be required to pay liquidated damages of 1% of the aggregate purchase price each month until the registration statement is declared effective, subject to a maximum of 12% of the aggregate purchase price. Until the registration statement is declared effective, the shares to be purchased by the institutional investors will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an applicable exemption from registration requirements.

Based in Dallas, Texas, Silverleaf Resorts, Inc. owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218
or
Investor Relations
Erica Pettit, 212-850-5614
or
Media
Jessy Adams, 212-850-5684

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1